Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Reports Second Quarter 2016 Financial and Operating Results and Interim Data from Ongoing Phase 1 Trial of AVXS-101 in Spinal Muscular Atrophy Type 1

— Interim data through July 1 showed no “events” —

— Continued motor function improvement with 25% of patients in the proposed therapeutic dose group in the normal range —

— FDA requested Type B Meeting to discuss SMA Type 1 clinical development pathway —

— Conference call and webcast August 11 at 4:30 p.m. EDT —

Chicago, Ill. (August 11, 2016) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today reported financial results for the second quarter ended June 30, 2016, recent corporate highlights and upcoming milestones, and provided an update on interim data from the ongoing Phase 1 trial of AVXS-101 in spinal muscular atrophy (SMA) Type 1.

Data as of July 1, 2016 showed AVXS-101 continued to demonstrate a favorable safety profile, with no new treatment-related safety or tolerability concerns identified. All patients in both Cohort 1 (low dose) and Cohort 2 (proposed therapeutic dose) remained without an “event,” defined as death or until a patient requires at least 16 hours per day of ventilation support for breathing for greater than two weeks in the absence of an acute reversible illness, or perioperatively. Since July 1, one patient in the low-dose cohort has reached a ventilation endpoint, described in further detail below. As of July 1, the mean motor function scores in both dosing cohorts continued to increase, with 25% of patients in Cohort 2 having achieved motor function in a range considered to be normal.

“We continue to be encouraged with this interim data for AVXS-101 and are eager to collaborate with the FDA via the breakthrough designation process to determine next steps in the development pathway for SMA Type 1, and we have submitted a Type B meeting request with the agency to facilitate this discussion,” said Sean Nolan, President and Chief Executive Officer of AveXis. “We expect several key developments in the second half of the year including the presentation of developmental milestone data from our ongoing SMA Type 1 study, providing additional clarity on the development path for the Type 1 program and we expect to initiate our initial safety and dosing study in SMA Type 2 patients.”

Interim Phase 1 Data as of July 1, 2016

•                  AVXS-101 appeared to have a favorable safety profile and to be generally well tolerated in patients studied, with no new treatment-related adverse events reported.

•                  There have been a cumulative total of 107 adverse events (AEs) reported as of July 1, 2016, 31 of which were determined to be serious adverse events (SAEs). As previously reported, two of the 31 were deemed treatment-related and consisted of clinically asymptomatic liver enzyme elevations.

•                  Of the cumulative total of 76 non-serious AEs reported as of July 1, 2016, three were the previously reported treatment-related elevations in liver enzymes experienced by two patients.

•                  All of the elevated liver enzyme AEs and SAEs were clinically asymptomatic and resolved with prednisolone treatment. There were no elevations of GGT, alkaline phosphatase or bilirubin, and Hy’s Law was not met.

•                  Other non-treatment-related AEs were expected and were associated with SMA.

•                  Mean increases in motor function compared to baseline of 9.0 points in Cohort 1 and 23.3 points in Cohort 2 in CHOP-INTEND scores were observed. The Children’s Hospital of Philadelphia Infant Test of Neuromuscular Disorders (CHOP-INTEND) is a test developed to measure motor skills of patients with SMA Type 1.

•                  Eleven out of 12 patients (92 percent) and 8 out of 12 patients (67 percent) in Cohort 2 had achieved CHOP-INTEND scores of at least 40 or 50 points, respectively.

•                  Three out of 12 patients (25 percent) in Cohort 2 achieved a score of 60, which is in a range considered to be normal.

“These data demonstrate rapid, sustained and marked improvements in motor function as measured by CHOP-INTEND,” said Suku Nagendran, MD, Senior Vice President and Chief Medical Officer, AveXis. “Compared with the data presented as of April 1, 2016, the positive impact on average motor function scores increased from 8.7 to 9.0 points and from 19.2 to 23.3 points in Cohorts 1 and 2, respectively. It appears that both dose and baseline motor function are key factors in determining the degree of treatment response. Based on our data to date, early diagnosis and treatment appear to be critical for optimal outcomes in this population.”

Protocol-Specified Ventilation Event Occurring After July 1

•                  The protocol defines the “permanent ventilation endpoint” as the use of at least 16 hours per day of respiratory assistance (includes non-invasive ventilatory support) continuously for greater than 2 weeks in the absence of an acute reversible illness, excluding perioperative ventilation.

•                  In the course of reviewing the data as of July 1, 2016, AveXis learned that one patient in Cohort 1, the low-dose group, had begun to increase use of bi-level positive airway pressure (BiPAP) in advance of surgery related to hypersalivation, a condition experienced by some SMA patients. This patient did not meet the definition of a permanent ventilation endpoint until after July 1, 2016. As a result, the independent Data Safety Monitoring Board (DSMB) determined that this development was not a “permanent ventilation endpoint” for the data as of July 1, 2016, but would be classified as an “event” for the next data period ending September 30, 2016. This event was determined by the DSMB to represent progression of disease and not an adverse event related to the use of AVXS-101.

Recent Highlights

•                  Breakthrough Therapy Designation: On July 20, 2016, AveXis reported that the U.S. Food and Drug Administration (FDA) had granted Breakthrough Therapy Designation for AVXS-101 for the treatment of SMA Type 1 in pediatric patients based on preliminary clinical results from the ongoing trial of AVXS-101. In granting the designation, the FDA indicated that as a next step that AveXis should submit a Type B meeting request to facilitate a comprehensive discussion of the development pathway. AveXis has subsequently submitted the meeting request.

•                  Pulmonary Support Data: On May 15, 2016, Richard Shell, MD, member of the Section of Pulmonary Medicine at Nationwide Children’s Hospital and an Associate Professor of Clinical Pediatrics at The Ohio State University College of Medicine, presented additional pulmonary support data at the International Conference of the American Thoracic Society in San Francisco.

•                  The interim analysis presented at the meeting demonstrated gene therapy appeared to reduce the need for ventilation support and allowed patients to successfully recover from respiratory illnesses that are often lethal to SMA Type 1 patients. None of the patients in either dosing cohort required permanent ventilation as of April 1, 2016.

•                  In addition, 8 of 10 (80 percent) patients on the proposed therapeutic dose of 2.0x1014 vg/kg who did not need biphasic/bi-level ventilation (BiPAP) support prior to gene therapy continued with no ventilation support. The two exceptions were children hospitalized in the first quarter of 2016 for severe respiratory illness and placed on BiPAP to aid recovery.

•                  Presented Interim Data at ASGCT: On May 6, 2016, Jerry Mendell, MD, director of the Center for Gene Therapy at The Research Institute at Nationwide Children’s Hospital, presented interim data as of April 1, 2016 from the ongoing Phase 1 trial of AVXS-101 for the treatment of SMA Type 1 at the 19th Annual Meeting of the American Society of Gene & Cell Therapy in Washington, D.C.

•                  Appointed Michael B. Johannesen to Executive Management Team: On July 5, 2016, Michael B. Johannesen was appointed Senior Vice President, General Counsel and Chief Compliance Officer. Mr. Johannesen brings to AveXis nearly 20 years of legal experience within the global pharmaceutical, medical device and healthcare products industries, and is responsible for all aspects of the company’s legal and compliance functions, as well as human resources.

Targeted Clinical Development Milestones and Presentations

•                  Provide quarterly updates on the ongoing Phase 1 trial of AVXS-101 in SMA Type 1.

•                  Initiate a Phase 1 safety and dosing study of AVXS-101 via intrathecal (IT) delivery in patients with SMA Type 2 in the second half of 2016.

•                  Disclose motor development milestones at a medical meeting in the second half of 2016.

•                  Provide an update on the SMA Type 1 development path in the second half of 2016 after meeting with FDA.

•                  Report 13.6 months of data for all patients in the ongoing SMA Type 1 Phase 1 trial in the first quarter of 2017.

•                  Initiate pivotal trials of AVXS-101 in patients with SMA Type 1 in the United States and Europe in the first half of 2017.

Second Quarter 2016 Financial Results

•                  Cash Position: As of June 30, 2016, AveXis had $131.4 million in cash and cash equivalents.

•                  R&D Expenses: Research and development expenses were $10.4 million for the second quarter of 2016 (which included $1.3 million of stock-based compensation), compared to $7.7 million for the same period in 2015 (which included $5.8 million of stock-based compensation), an increase of $2.7 million. The increase in research and development expenses was primarily attributable to an increase in expenses necessary to support the advancement of the company’s manufacturing product development efforts, clinical and pre-clinical programs, primarily the ongoing trial of AVXS-101 in SMA Type 1, and increases in employee compensation. Partially offsetting the increase in R&D spending was lower stock-based compensation expense of $4.5 million.

•                  G&A Expenses: General and administrative expenses were $5.4 million for the second quarter of 2016 (which included $2.6 million of stock-based compensation), compared to $2.3 million for the same period in 2015 (which included $0.8 million of stock-based compensation), an increase of $3.1 million. The increase in general and administrative expenses was primarily attributable to an increase in employee compensation, legal and professional fees and other infrastructure costs to support the company’s overall growth, and higher stock-based compensation expense.

•                  Net Loss: Net loss was $15.7 million, or $0.68 per share, for the second quarter of 2016, compared to a net loss of $9.9 million, or $1.41 per share, for the second quarter of 2015.

Conference Call Information

AveXis will host a conference call and webcast at 4:30 p.m. EDT today, August 11, 2016, to discuss second quarter 2016 financial results and business updates.

Analysts and investors can participate in the conference call by dialing (877) 508-0547 for domestic callers and (281) 973-6085 for international callers, using the conference ID 57726673. The webcast can be accessed live on the Events and Presentations page in the Investors and Media section of the AveXis website, www.AveXis.com. The webcast will be archived on the company’s website until its next earnings call, and will be available for telephonic replay for 14 days following the call by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), conference ID 57726673.

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients. SMA Type 1 is the leading genetic cause of infant mortality.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time treatment for SMA Type 1 and is the only clinical-stage gene therapy in development for SMA. AVXS-101 is designed to address the monogenetic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons providing rapid onset of effect, and crosses the blood brain barrier allowing an IV dosing route and effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in an ongoing Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the expected timing for initiating and reporting results from ongoing and planned clinical trials, the expected timing for reporting motor development milestones and the expected timing for the company’s planned Type B meeting with the FDA. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the ability to obtain and maintain regulatory approval of AveXis’ product candidates; the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; AveXis’ ability to obtain and maintain intellectual property protection for our product candidates; AveXis’ ability to establish and maintain development partnerships; AveXis’ expectations regarding federal, state and foreign regulatory requirements; regulatory developments in the United States and foreign countries, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016, the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and other reports AveXis files with the SEC. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Selected Financial Information

Operating Results:

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Revenue	$—	$—	$—	$—
Total revenue
Operating Expenses:
General and administrative	5,418,266	2,268,521	10,242,180	2,911,156
Research and development	10,379,521	7,654,839	26,444,610	12,466,864
Total Operating Expenses	15,797,787	9,923,360	36,686,790	15,378,020
Interest income	78,829	4,185	131,725	5,641
Net loss and comprehensive loss	$(15,718,958)	$(9,919,175)	$(36,555,065)	$(15,372,379)

Weighted-average basic and diluted common shares outstanding	23,013,838	7,030,976	19,876,850	5,045,211

Basic and diluted net loss per common share	$(0.68)	$(1.41)	$(1.84)	$(3.05)

Balance Sheet Information:

	June 30	December 31
	2016	2015
Cash and cash equivalents	$131,432,653	$62,251,860
Total assets	143,112,011	65,084,291
Total Liabilities	8,683,173	6,877,304
Total stockholders’ deficit	$(95,105,586)	$(58,550,520)

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